Exhibit 10.5

AMENDED AND RESTATED

SECURED NON-REVOLVING LINE OF CREDIT PROMISSORY NOTE

$1,000,000.00	September 24, 2024

THIS AMENDED AND RESTATED NON-REVOLVING LINE OF CREDIT PROMISSORY NOTE (this “Note”) is effective as of September 24, 2024, and is issued by Loop Media, Inc., a Nevada corporation (the “Borrower”) to Excel Family Partners, LLLP (the “Lender”).

WHEREAS, on March 28, 2024, Borrower and Lender entered into that certain Secured Non-Revolving Line of Credit Loan Agreement (the “Agreement”) in which Lender agreed to make loans to Borrower, as a non-revolving line of credit not to exceed the sum of one million $1,000,000 in the aggregate (the “Loan”), which Loan is evidenced by that certain Secured Non-Revolving Line of Credit Promissory Note dated March 28, 2024 (the “Original Note”), in the aggregate principal amount of up to one million $1,000,000;

WHEREAS, as of the date hereof, Borrower and Lender have entered into that certain Secured Non-Revolving Line of Credit Agreement Amendment (the “Amendment”) to extend the Line of Credit Maturity Date of the Agreement by twelve (12) months, from one hundred eighty (180) days from the Effective Date of the Agreement to one hundred eighty (180) days plus twelve (12) months from the Effective Date of the Agreement, or to September 24, 2025 (the “Extended Maturity Date”);

WHEREAS, Borrower and Lender desire to amend and restate the Original Note in order to reflect the Extended Maturity Date, and, accordingly, Borrower has agreed to execute and deliver this Note;

NOW, THEREFORE, in consideration of the premises, the agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows, effective as of the date first above written:

1. The Maturity Date of this Note shall be one hundred eighty (180) days plus twelve (12) months from the Effective Date of the Original Note, or to September 24, 2025.

2. This Note does not extinguish the outstanding indebtedness evidenced by the Original Note and is not intended to be a substitution or novation of the original indebtedness or instruments evidencing the same, all of which shall continue in full force and effect except as specifically amended and restated hereby.

3. This Note completely amends and replaces the Original Note and the Original Note shall have no further force or effect whatsoever.

4. The Original Note is hereby amended, restated and replaced in its entirety by this Note to read as follows:

FOR VALUE RECEIVED, Loop Media, Inc., a Nevada corporation (“Borrower”), promises to pay to the Excel Family Partners, LLLP, a Florida limited liability limited partnership with a principal place of business at 103 Plaza Drive, Ste. B, St. Clairsville, OH 43950 (the “Lender”), the aggregate of such amounts Lender has disbursed to Borrower during the period from the date first set forth above to the Maturity Date (defined below), up to ONE MILLION AND 00/100 DOLLARS ($1,000,000.00), in lawful money of the United States of America (the “Loan” or the “Advances”), together with all accrued interest on the principal amount of all Advances made hereunder from the date such Advance was made, including any Advances made prior to the date first set above, at a rate specified in that certain Secured Non-Revolving Line of Credit Loan Agreement between the Lender and Borrower dated the same date as this Note (“Loan Agreement”). Capitalized terms used in this Secured Non-Revolving Line of Credit Promissory Note (this “Note”) that are not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement.

This Note evidences the Loan incurred under the Loan Agreement to which reference is made for a statement of the terms and provisions thereof, including those under which such indebtedness may be declared to be immediately due and payable. This Note is entitled to the benefits of, inter alia, the Loan Agreement and the other Loan Documents.

On the Maturity Date, the then outstanding principal balance of the Loan, all accrued and unpaid interest, and any other amounts owed by Borrower to Lender pursuant to the Loan Agreement and other Loan Documents shall be due and payable in full. All payments made under this Note to Lender (collectively, a “Payment”) shall be made payable to Lender by wire transfer or corporate check at the address provided next to its signature below. Payments to Lender shall be made payable to Lender according to the Payment instructions set forth in Scheduled A attached hereto.

For purposes of this Note, the maturity date shall be one hundred eighty (180) days plus twelve (12) months from the Effective Date of this Note, or to September 24, 2025 (the “Maturity Date”).

After the Maturity Date or due date on this Note (whether at the stated maturity, by acceleration, or otherwise), interest shall be charged on the respective principal amount remaining unpaid at a rate specified in the Loan Agreement, until paid.

Notwithstanding the foregoing, however, in no event shall the interest charged exceed the maximum rate of interest allowed by applicable law, as amended from time to time. Lender does not intend to charge any amount of interest, monthly renewal fee or other fees or charges in the nature of interest that exceeds the maximum rate allowed by applicable law. If any payment of interest or in the nature of interest hereunder would cause the foregoing interest rate limitation to be exceeded, then such excess payment shall be credited as a payment of principal.

If any Payment is more than five (5) Business Days late, Borrower agrees to pay Lender a late charge equal to five percent (5.0%) of such Payment (“Late Fee”). The provisions of this Note establishing a Late Fee shall not be deemed to extend the time for any Payment due or to constitute a “grace period” giving Borrower a right to cure such default.

If any Payment becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

Unless otherwise specified herein, a Payment shall be applied by Lender first to interest and lawful charges then accrued, and then to principal, unless otherwise determined by Lender in its discretion.

Borrower will have the right to prepay the Loan, in whole or in part, at any time upon three (3) Business Days’ prior notice to Lender.

Borrower shall be in default under this Note upon the occurrence of an Event of Default under the Loan Agreement.

The indebtedness evidenced by this Note is subordinate and junior in right of payment to the indebtedness evidenced by that certain Loan and Security Agreement dated as of July 29, 2022, by and between the Borrower, GemCap Solutions, LLC, as successor and assign to Industrial Funding Group, Inc. (as may be amended, restated, supplemented or otherwise modified from time to time, the “GemCap LSA”), as more particularly described in that certain Subordination Agreement dated on or about the date hereof, between Lender, GemCap Solutions, LLC and Borrower. For the avoidance of doubt, the indebtedness evidenced by this Note shall continue to be subordinated to obligations evidenced by the GemCap LSA (the “Senior Debt”) even if the Senior Debt is deemed unsecured, under-secured, subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law. GemCap shall have third-party beneficiary rights to enforce the provisions of this paragraph.

Lender shall have, in addition to the rights and remedies contained in this Note and any other related documents, all of the rights and remedies of a creditor, now or hereafter available at law or in equity and under the Loan Agreement. Lender may, at its option, exercise any one or more of such rights and remedies individually, partially, or in any combination from time to time, including, to the extent applicable, before the occurrence of an event of default. No right, power, or remedy conferred upon Lender by the related documents shall be exclusive of any other right, power, or remedy referred to therein or now or hereafter available at law or in equity.

Without limiting the generality of the foregoing, if a default shall occur then Lender may declare the indebtedness owed to Lender by Borrower hereunder and any or all of any other indebtedness owed by Borrower to Lender, whether direct or indirect, contingent or certain, to be accelerated and due and payable at once, whereupon such indebtedness, together with interest thereon, shall forthwith become due and payable, all without presentment, demand, protest, or other notice of any kind from Lender, all of which are hereby expressly waived; and Lender may proceed to do other all things provided by law, equity, or contract to enforce its rights under such indebtedness and to collect all amounts owing to Lender.

All parties liable for any Payment agree to pay or reimburse Lender for all of its costs and expenses incurred in connection with the administration, supervision, collection, or enforcement of, or the preservation of any rights under, this Note or the obligation evidenced hereby, including without limitation, the fees and disbursements of counsel for Lender including attorneys’ fees out of court, in trial, on appeal, in bankruptcy proceedings, or otherwise. All parties liable for any Payment agree to promptly pay, indemnify, and reimburse Lender for, and hold Lender harmless against any liability for, any and all documentary stamp taxes, nonrecurring intangible taxes, or other taxes, together with any interest, penalties, or other liabilities in connection therewith, that Lender now or hereafter determines are payable with respect to this Note or the obligations evidenced by this Note. The foregoing obligations shall survive Payment of this Note.

All notices, requests, and demands to or upon the parties hereto, shall be deemed to have been given or made when delivered by hand, or when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the address provided next to the signatures below or such other address as may be hereafter designated in writing by one party to the other.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, excluding those laws relating to the resolution of conflicts between laws of different jurisdictions.

In any litigation in connection with or to enforce this Note, any endorsement or guaranty of this Note, or any of the other related documents, Borrower irrevocably consents to and confers personal jurisdiction the state and federal courts located within Sarasota County, Florida, expressly waives any objections as to venue in any of such courts, and agrees that service of process may be made on Borrower by mailing a copy of the summons and complaint by registered or certified mail, return receipt requested, to its address set forth herein (or otherwise expressly provided in writing). Nothing contained herein shall, however, prevent Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available by applicable law.

In the event that any one or more of the provisions of this Note is determined to be invalid, illegal, or unenforceable in any respect as to one or more of the parties, all remaining provisions nevertheless shall remain effective and binding on the parties thereto and the validity, legality, and enforceability thereof shall not be affected or impaired thereby. If any such provision is held to be illegal, invalid, or unenforceable, there will be deemed added in lieu thereof a provision as similar in terms to such provision as is possible, that is legal, valid, and enforceable. To the extent permitted by applicable law, Borrower hereby waives any law that renders any such provision invalid, illegal, or unenforceable in any respect.

The singular shall include the plural and any gender shall be applicable to all genders when the context permits or implies

No delay or omission on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise of that or any other right or remedy. Presentment, demand, notice of nonpayment, notice of protest, protest, notice of dishonor and all other notices are hereby waived by Borrower.

This Note may not be modified or amended nor shall any provision of it be waived except by a written instrument signed by the party against whom such action is to be enforced.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder and Lender shall not assign or otherwise transfer any of its rights or obligations hereunder without the consent of Borrower. In the event Lender transfers or assigns its obligations hereunder, Lender shall be relieved of all liability therefor.

Time is of the essence in the performance of this Note.

This Note is entitled to the benefit of all of the provisions of the Loan Agreement.

Borrower and Lender (by its acceptance hereof) hereby knowingly, irrevocably, voluntarily, and intentionally waive any right to a trial by jury in respect of any litigation based on this Note or any other document executed in connection with this Note or arising out of, under, or in connection therewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of any party. This provision is a material inducement for Lender to enter into the transaction evidenced hereby.

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first written above.

BORROWER:

Loop Media Inc., a Nevada corporation

By:	/s/ Ari Olgun
Name:	Ari Olgun
Title:	Interim Chief Financial Officer

Address:

2600 West Olive Avenue, Suite 5470
Burbank, CA 91505

Email Address: ari@loop.tv

SCHEDULE A

Lender’s Payment Instructions

LENDER	PAYMENT INSTRUCTIONS

Excel Family Partners, LLLP 103 Plaza Drive, Suite B St. Clairsville, Ohio 43950 Attention: Bruce Cassidy, Manager Email: __________________	As provided to Borrower from time to time.